Exhibit 99.2
NEWS RELEASE
RANGE ANNOUNCES TENDER OFFERS AND CONSENT SOLICITATIONS FOR ITS
6 3/8% SENIOR SUBORDINATED NOTES DUE 2015 AND
7 1/2% SENIOR SUBORDINATED NOTES DUE 2016
FORT WORTH, TEXAS, MAY 11, 2011...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that it has commenced cash tender offers (the “Offers”) for any and all of the outstanding $150,000,000 aggregate principal amount of its 6 3/8% senior subordinated notes due 2015 (CUSIP No. 75281AAF6) (the “2015 Notes”) and $250,000,000 aggregate principal amount of its 7 1/2% senior subordinated notes due 2016 (CUSIP No. 75281AAG4) (the “2016 Notes,” and collectively with the 2015 Notes, the “Notes”) and a solicitation of consents to certain proposed amendments to the indenture governing the 2015 Notes and the indenture governing the 2016 Notes (collectively, the “Indentures”).
Each Offer is scheduled to expire at 11:59 p.m., New York City time, on June 8, 2011, unless extended or earlier terminated (the “Expiration Time”). Holders who validly tender their Notes and provide their consents to the amendments to the related Indenture before 5:00 p.m., New York City time, on May 24, 2011, unless extended (the “Consent Expiration”), will be eligible to receive the Total Consideration (as defined below). The Offers contemplate an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Expiration and accepted for purchase could receive payment as early as May 25, 2011. Tenders of Notes may be validly withdrawn and consents may be validly revoked until the Withdrawal Time (as defined below).
The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Consent Expiration is $1,023.75 with respect to the 2015 Notes and $1,040.00 with respect to the 2016 Notes, each of which includes a consent payment of $20.00 per $1,000 principal amount of Notes. Holders tendering after the Consent Expiration will be eligible to receive only the “Tender Offer Consideration,” which is $1,003.75 for each $1,000 principal amount of 2015 Notes and $1,020.00 for each $1,000 principal amount of 2016 Notes. Holders will also receive accrued and unpaid interest from the last interest payment on the applicable Notes up to, but not including, the applicable settlement date for all of such Notes that we accept for purchase in the Offers.
Tendered Notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on May 24, 2011, unless extended (the “Withdrawal Time”), but generally not afterwards. Any extension, termination or amendment of either Offer will be followed as promptly as practicable by a public announcement thereof.
Each Offer is subject to the satisfaction of certain conditions including: (1) receipt of consents to the amendments to the related Indenture from holders of a majority in principal amount of the outstanding respective Notes governed by such Indenture, excluding any such Notes owned by the Company or its affiliates, (2) execution of a supplemental indenture effecting the amendments, (3) completion of satisfactory financing and (4) certain other customary conditions.
The complete terms and conditions of the Offers are described in the Offer to Purchase and Consent Solicitation Statement dated May 11, 2011, copies of which may be obtained from MacKenzie Partners Inc., the depositary and information agent for the Offers, at (800) 322-2885 (US toll free).
Range has engaged J.P. Morgan Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the Offers. Questions regarding the terms of the Offers may be directed to J.P. Morgan Securities LLC, Syndicate Desk, at (800) 261-5767 (US toll-free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offers are being made solely by the Offer to Purchase and Consent Solicitation Statement dated May 11, 2011. The Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent natural gas company operating in the Appalachia and Southwest regions of the United States.
Except for historical information, statements made in this release about the proposed offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that Range’s management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the SEC, which are incorporated herein by reference.
2011-17

Contacts:	Rodney Waller, Senior Vice President	817-869-4258
	David Amend, Investor Relations Manager	817-869-4266
	Laith Sando, Senior Financial Analyst	817-869-4267

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